COLE + REED P.C.
CERTIFIED PUBLIC ACCOUNTANTS

July 23, 2009

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated July 20, 2009 of UTeC, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal and our audits for the years ended December 31, 2008 and 2007, and our reviews of interim financial statements. We cannot confirm or deny that the appointment of Moore & Associates, Chartered was approved by the Board of Directors, or that he was not consulted prior to his appointment as auditor.

Very truly yours,

Cole & Reed P.C.

Cole & Reed, P.C.
Oklahoma City, Oklahoma

531 Couch Dr. Suite 200
Oklahoma City, OK
73102-2251

TEL 405.239.7961
FAX 405.235.0042
WEB www.coleandreed.com

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